                                                                  EXHIBIT 2.2(b)

                               AMENDMENT NO. 1 TO

                              SEPARATION AGREEMENT

         THIS AMENDMENT NO. 1 TO SEPARATION AGREEMENT (this "Amendment"), is made effective as of the 23rd day of December, 2002 for the purpose of amending and modifying that certain Separation Agreement (the "Separation Agreement"), effective as of November 30, 2002, by and among Central Freight Lines, Inc., a Texas corporation ("Central Freight"), Central Refrigerated Service, Inc., a Nebraska corporation ("Central Refrigerated"), the Jerry and Vickie Moyes Family Trust (the "Trust"), Interstate Equipment Leasing, Inc., an Arizona corporation ("IEL"), and Jerry Moyes individually ("Moyes" and, together with the Trust and IEL, the "Noteholders"). Capitalized terms used but not defined in this Amendment shall have the meaning ascribed thereto in the Separation Agreement.

         WHEREAS, effective December 20, 2002, Central Refrigerated declared a share dividend pursuant to which 90 shares of Central Refrigerated common stock were issued for each share of Central Refrigerated common stock issued and outstanding as of December 20, 2002;

         WHEREAS, on December 20, 2002, Central Freight owned 100 shares of Central Refrigerated common stock, which shares constituted all of the issued and outstanding Central Refrigerated common stock;

         WHEREAS, as a result of the share dividend, Central Freight is now the record owner of 9,100 shares of Central Refrigerated common stock;

         WHEREAS, the parties hereto desire to amend the Separation Agreement to reflect the share dividend;

         WHEREAS, effective December 20, 2002, IEL transferred and assigned the IEL Note to the Trust;

         WHEREAS, the parties hereto desire to amend the Separation Agreement to provide for the transfer and delivery by Central Freight to the Trust of the shares of Central Refrigerated common stock that were to be transferred and delivered to IEL as consideration for the cancellation of the IEL Note;

         WHEREAS, the parties hereto have determined that it is in their mutual best interests that the consummation of the transactions contemplated by Section 1 of the Separation Agreement occur no earlier than 11:59 p.m. Mountain Standard Time on December 31, 2002, notwithstanding Central Refrigerated's having obtained separate insurance coverage prior to such time; and

         WHEREAS, the parties hereto desire to amend the Separation Agreement to provide that the consummation of the transactions contemplated by Section 1 thereof will occur no earlier than 11:59 p.m. Mountain Standard Time on December 31, 2002.

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements set forth herein, the parties hereto agree as follows:

         1. Section 1 of the Separation Agreement is hereby amended and restated in its entirety to read as follows:

         "1.      Cancellation of Notes.

                  (a) In lieu of repayment of all principal and accrued interest due and payable pursuant to the Trust Note, the IEL Note, and the Moyes Notes, Central Freight agrees to transfer and deliver the Pledged Shares to the Trust and Moyes, and the Trust and Moyes agree to accept such Shares, as follows:

Noteholder Name                         Number of Pledged Shares to be Delivered
---------------                         ----------------------------------------
    Trust                                                  4823
    Moyes                                                  4277

         Central Freight shall deliver certificates representing the Pledged Shares, endorsed by Central Freight in blank or with stock powers executed by Central Freight in blank attached, to the Trust and Moyes following satisfaction of all conditions precedent specified in Section 1(b) below. Such transfer shall be effective as of the Effective Time (as defined in Section 1(b) below). Upon delivery of the Pledged Shares, the Trust and Moyes shall return the Trust Note, the IEL Note, and Moyes Notes to Central Freight for cancellation. Central Freight shall thereafter have no further obligation under the Trust Note, IEL Note, or Moyes Notes.

                  (b) The respective obligations of each party to consummate the transactions contemplated by this Section 1 are subject to satisfaction of the following condition precedent: Central Refrigerated shall have obtained separate insurance coverage as contemplated by that certain letter dated October 21, 2002, from Baldwin & Lyons, Inc. or on such other terms as the parties may agree. The closing of the transactions contemplated by this Section 1 shall be deemed to occur on the later of (i) the date and time at which such separate insurance becomes effective or (ii) 11:59 p.m. Mountain Standard Time on December 31, 2002 (the "Effective Time").

                  (c) If the foregoing condition precedent has not been satisfied by December 31, 2003, the respective obligations of each party under this Section 1 shall expire and have no further force or effect."

         2. Except as explicitly modified or amended by this Amendment, all terms, conditions, and provisions of the Separation Agreement shall continue in full force and effect.

         3. This Amendment may be executed via facsimile or otherwise in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of the date first above written.

CENTRAL FREIGHT LINES, INC.,                      THE JERRY AND VICKIE MOYES
a Texas corporation                               FAMILY TRUST

By: /s/ Robert V. Fasso                           By: /s/ Jerry Moyes
    Robert V. Fasso, Chief Executive                      Jerry Moyes, Trustee
    Officer and President

CENTRAL REFRIGERATED SERVICE,                     INTERSTATE EQUIPMENT LEASING,
INC., a Nebraska corporation                      INC., an Arizona corporation

By: /s/ Robert T. Goates                          By: /s/ Jerry Moyes
        Robert Goates, Vice President of                  Jerry Moyes, President
        Finance and Chief Financial Officer

JERRY MOYES

/s/ Jerry Moyes